GUARANTEE AGREEMENT


             Thermo Electron Corporation, a Delaware corporation ("Thermo Electron"), and ThermoLyte Corporation, a Delaware corporation ("TLT"), agree as follows:

             WHEREAS, TLT plans to issue and sell in a private placement up to 1,845,000 shares of Common Stock (the "TLT Common Stock") and 1,845,000 redemption rights providing the holder the right to require TLT to repurchase TLT Common Stock during certain annual exercise periods (the "Redemption Rights"); and

             WHEREAS, such sale of TLT Common Stock will be materially enhanced by the existence of a subordinated guarantee by Thermo Electron of the Redemption Rights.

             NOW, THEREFORE, Thermo Electron and TLT do hereby covenant and agree as follows:

             Article 1. Thermo Electron agrees to guarantee as provided in the Guarantee dated the date hereof and attached hereto as Exhibit A, on a subordinated basis, the due and punctual payment of any amounts due from TLT to its holders of Common Stock pursuant to the Redemption Rights. For purposes of this Agreement, all of the Guarantees of the Redemption Rights referred to in the preceding sentence shall be referred to as the "Guaranty."

             Article 2. The text of the Guaranty shall be endorsed on the back of each Redemption Right certificate and shall be executed by duly authorized officer of Thermo Electron, which execution shall be attested. Such signatures may be manual or facsimile.

             Article 3. Upon the failure or prospective failure of TLT to meet its redemption obligations during any Annual Redemption Period, as that term is defined in the Redemption Rights, TLT shall deliver to Thermo Electron, a statement of the failure or prospective failure of TLT to meets its obligations and the correct amount to be paid in respect of such redemption. This statement shall be delivered at the earliest practicable time. Failure of TLT to deliver such a statement shall not relieve Thermo Electron of its obligations under this Agreement or the Guaranty.

             Article 4. This Agreement may be amended only by written amendment signed by both parties and no such amendment that is materially adverse to the rights of any holder of the Redemption Rights shall be effective against the holders of the Redemption Rights without the consent of a two-thirds in interest of such holders other than Thermo Electron, its subsidiaries, any other corporation owning a majority of the Common Stock of TLT or any other entity that is not a natural person and that is an
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        "affiliate" (as that term is defined in Rule 405 under the
        Securities Act of 1933) of Thermo Electron Corporation or such other entity.

             Article 5. This Agreement is effective as of the 7th day of March, 1995 and shall terminate on the date that the redemption obligations of TLT under the Redemption Rights have been satisfied in full.

             Article 6. This Agreement has been entered into by TLT and Thermo Electron for the benefit of the holders of the Redemption Rights and such holders are third party beneficiaries hereof.

             Executed as a sealed instrument.

                                        THERMOLYTE CORPORATION


                                        By:  Marshall J. Armstrong



                                        THERMO ELECTRON CORPORATION



                                        By: Jonathan W. Painter